EXHIBIT 99.1

Amtech Reports Third Quarter Fiscal 2021 Results

TEMPE, Ariz., August 4, 2021 -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its third quarter ended June 30, 2021.

Third Quarter Fiscal 2021 Financial and Operational Highlights:

•	Net revenue of $23.1 million
•	Operating income of $1.2 million, inclusive of approximately $1.1 million of SG&A expenses related to our cybersecurity incident in April 2021
•	Income from continuing operations, net of tax, of $0.4 million
•	Income per diluted share of $0.03
•	Customer orders of $30.9 million
•	June 30, 2021 backlog of $34.3 million
•	Book to bill ratio of 1.3:1
•	Unrestricted cash of $37.0 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “Our strong momentum continued in the third quarter, with revenue growing 17% sequentially and 52% year over year.  Broad-based demand for our Semiconductor products remains strong, while the resumption of Material and Substrate equipment purchases signals a growing confidence in our customers’ outlook.  Combined with the longer-term growth opportunities created by power semiconductors, advanced packaging, automotive electronics, electric vehicles, and 5G communications, we believe our leadership position in the markets we serve will drive growth and profitability in the years ahead.”

GAAP Financial Results

(in millions, except per share amounts)	Q3	Q2	Q3	9 Months	9 Months
	FY 2021	FY 2021	FY 2020	2021	2020
Net revenues	$23.1	$19.8	$15.2	$60.9	$50.4
Gross profit	$10.1	$7.7	$6.0	$25.3	$19.5
Gross margin	43.6%	39.1%	39.1%	41.6%	38.7%
Operating income	$1.2	$0.2	$0.0	$2.4	$0.7
Operating margin	5.2%	0.9%	0.2%	4.0%	1.4%
Income (loss) from continuing operations, net of tax	$0.4	$(0.2)	$(0.1)	$0.8	$(1.9)
Diluted income (loss) per share from continuing operations	$0.03	$(0.02)	$(0.01)	$0.06	$(0.13)

Net revenues increased 17% sequentially and increased 52% from the third quarter of fiscal 2020, with the sequential increase primarily attributed to strong shipments of our advanced packaging and SMT equipment and increased shipments of our polishing machines. The same prior year period was affected by the COVID-19 pandemic.  IDI accounted for approximately $534,000 of the third quarter fiscal 2021 revenue.

Gross margin increased in the third quarter of fiscal 2021 sequentially and compared to prior year due to product mix and increased capacity utilization, partially offset by rising labor and material costs.

Selling, General & Administrative (“SG&A”) expenses increased $1.6 million sequentially and $2.5 million compared to the same prior year period due primarily to approximately $1.1 million in expenses related to the cyber incident in April 2021, a majority of which will be claimed with our cyber insurance carrier, as well as increased commissions on higher sales. Also, the third quarter of fiscal 2021 includes IDI for the full period.  Additionally, the prior year quarter benefited from $0.3 million COVID payroll tax credits and had lower travel and trade show expenses due to COVID.

Research and Development decreased $0.3 million sequentially and increased $0.6 million compared to the same prior year period due primarily to the timing of materials used in our strategic R&D projects.

Operating income was $1.2 million, compared to operating income of $0.2 million in the second quarter of fiscal 2021 and operating income of less than $0.1 million in the same prior year period.

Income tax provision was $0.7 million for the three months ended June 30, 2021, compared to a provision of $0.5 million in the preceding quarter and $0.1 million in the same prior year period.

Income from continuing operations, net of tax, for the third quarter of fiscal 2021 was $0.4 million, or 3 cents per share. This compares to loss from continuing operations of $0.1 million, or 1 cent per share, for the third quarter of fiscal 2020 and loss of $0.2 million, or 2 cent per share, in the preceding quarter.

Outlook

The Company’s outlook reflects the anticipated ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the fourth fiscal quarter ending September 30, 2021, revenues are expected to be in the range of $25 to $27 million. Gross margin for the quarter ending September 30, 2021 is expected to be in the upper 30% range due to a shift in product mix, with operating margin in the mid to upper single digits.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency.  The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi.  Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal third quarter financial results.  The call will be available to interested parties by dialing 800-437-2398.  For international callers, please dial +1 929-477-0577. The confirmation code is 7973960.  A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe.  Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release.  Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential," "project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2020, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf.  These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them.  Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties.  Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 4, 2021

(Unaudited)

Summary Financial Information for Continuing Operations

(in thousands, except percentages and ratios)

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Amtech Systems, Inc.
Revenues, net of returns and allowances	$23,100	$19,790	$15,227	$60,865	$50,379
Gross profit	$10,079	$7,728	$5,951	$25,319	$19,483
Gross margin	44%	39%	39%	42%	39%
Operating income	$1,204	$171	$31	$2,429	$696
New orders	$30,861	$32,526	$10,830	$81,256	$49,081
Backlog	$34,295	$26,534	$15,221	$34,295	$15,221
Semiconductor Segment
Revenues, net of returns and allowances	$19,501	$17,119	$12,357	$52,195	$41,581
Gross profit	$8,599	$7,093	$4,953	$22,604	$16,552
Gross margin	44%	41%	40%	43%	40%
Operating income	$2,114	$1,665	$1,058	$5,976	$3,762
New orders	$26,607	$29,651	$8,356	$71,741	$40,469
Backlog	$32,388	$25,281	$13,798	$32,388	$13,798
Material and Substrate Segment
Revenues, net of returns and allowances	$3,599	$2,671	$2,870	$8,670	$8,155
Gross profit	$1,480	$635	$998	$2,715	$2,922
Gross margin	41%	24%	35%	31%	36%
Operating income (loss)	$333	$(253)	$241	$14	$1,196
New orders	$4,254	$2,875	$2,474	$9,515	$8,612
Backlog	$1,907	$1,253	$1,423	$1,907	$1,423

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 4, 2021

(Unaudited)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenues, net of returns and allowances	$23,100	$15,227	$60,865	$50,379
Cost of sales	13,021	9,276	35,546	30,896
Gross profit	10,079	5,951	25,319	19,483

Selling, general and administrative	7,281	4,804	18,182	16,134
Research, development and engineering	1,523	899	4,637	2,436
Restructuring charges	71	217	71	217
Operating income	1,204	31	2,429	696

Loss on sale of subsidiary	—	—	—	(2,793)
Interest (expense) income and other, net	(155)	(13)	(337)	512
Income (loss) from continuing operations before income taxes	1,049	18	2,092	(1,585)
Income tax provision	680	90	1,250	297
Income (loss) from continuing operations, net of tax	369	(72)	842	(1,882)
Loss from discontinued operations, net of tax	—	—	—	(11,816)
Net income (loss)	$369	$(72)	$842	$(13,698)

Income (Loss) Per Basic Share:
Basic income (loss) per share from continuing operations	$0.03	$(0.01)	$0.06	$(0.13)
Basic loss per share from discontinued operations	$—	$—	$—	$(0.83)
Net income (loss) per basic share	$0.03	$(0.01)	$0.06	$(0.96)

Income (Loss) Per Diluted Share:
Diluted income (loss) per share from continuing operations	$0.03	$(0.01)	$0.06	$(0.13)
Diluted loss per share from discontinued operations	$—	$—	$—	$(0.83)
Net income (loss) per diluted share	$0.03	$(0.01)	$0.06	$(0.96)

Weighted average shares outstanding - basic	14,176	14,155	14,163	14,195
Weighted average shares outstanding - diluted	14,373	14,155	14,292	14,195

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 4, 2021

(Unaudited)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30, 2021	September 30, 2020
Assets
Current Assets
Cash and cash equivalents	$37,040	$45,070
Accounts receivable (less allowance for doubtful accounts of $138 and $159 at June 30, 2021, and September 30, 2020, respectively)	20,893	11,243
Inventories	20,528	17,277
Income taxes receivable	1,057	1,362
Other current assets	1,894	1,617
Total current assets	81,412	76,569
Property, Plant and Equipment - Net	12,007	11,995
Right-of-Use Assets - Net	8,789	5,124
Intangible Assets - Net	883	609
Goodwill - Net	11,168	6,633
Deferred Income Taxes - Net	566	566
Other Assets	744	602
Total Assets	$115,569	$102,098
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$8,571	$2,676
Accrued compensation and related taxes	2,427	2,066
Accrued warranty expense	485	380
Other accrued liabilities	1,825	751
Current maturities of long-term debt	392	380
Contract liabilities	1,870	1,224
Total current liabilities	15,570	7,477
Long-Term Debt	4,502	4,798
Long-Term Lease Liability	8,419	5,064
Income Taxes Payable	3,471	3,240
Other Long-Term Liabilities	67	—
Total Liabilities	32,029	20,579
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,252,978 and 14,063,172 at June 30, 2021 and September 30, 2020, respectively	143	141
Additional paid-in capital	125,858	124,435
Accumulated other comprehensive loss	(892)	(646)
Retained deficit	(41,569)	(42,411)
Total shareholders’ equity	83,540	81,519
Total Liabilities and Shareholders’ Equity	$115,569	$102,098

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

August 4, 2021

(Unaudited)

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended June 30,
	2021	2020
Operating Activities
Net income (loss)	$842	$(13,698)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,038	932
Write-down of inventory	278	540
Deferred income taxes	—	784
Non-cash share-based compensation expense	277	257
Loss on sales of subsidiaries	—	13,708
Provision for (reversal of) allowance for doubtful accounts, net	16	(26)
Other, net	8	13
Changes in operating assets and liabilities:
Accounts receivable	(9,385)	2,356
Inventories	(3,328)	(2,791)
Other assets	(324)	(2,376)
Accounts payable	5,815	(2,363)
Accrued income taxes	536	(2,722)
Accrued and other liabilities	809	5,346
Contract liabilities	646	(950)
Net cash used in operating activities	(2,772)	(990)
Investing Activities
Purchases of property, plant and equipment	(790)	(860)
Acquisition, net of cash and cash equivalents acquired	(5,082)	—
Net cash disposed of in sales of subsidiaries	—	(9,940)
Net cash used in investing activities	(5,872)	(10,800)
Financing Activities
Proceeds from the exercise of stock options	1,148	799
Repurchase of common stock	—	(2,000)
Payments on long-term debt	(284)	(285)
Net cash provided by (used in) financing activities	864	(1,486)
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(250)	578
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(8,030)	(12,698)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	45,070	59,134
Cash, Cash Equivalents and Restricted Cash, End of Period	$37,040	$46,436

*	Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets for periods prior to January 22, 2020.